Exhibit 99.1

Fresh Del Monte Produce Announces Second Quarter 2010 Financial Results

CORAL GABLES, Fla.--(BUSINESS WIRE)--August 3, 2010--Fresh Del Monte Produce Inc. (NYSE:FDP) today reported financial results for the second quarter ended July 2, 2010. Excluding asset impairment and other charges, net, the Company reported earnings per diluted share of $0.85 for the second quarter of 2010, compared with earnings per diluted share of $1.11 in the second quarter of 2009. Asset impairment and other charges, net totaled $31.5 million, or $0.51 per diluted share, for the second quarter of 2010, primarily as a result of exit activities in South Africa and Brazil, and flood damage to the Company’s Guatemala banana production operation. Results for the second quarter of 2009 exclude asset impairment and other charges, net totaling $18.2 million, or $0.29 per diluted share.

“Our business momentum continued during the quarter; however, we addressed a series of external challenges, including the negative impact of harsh weather in our Guatemala banana production areas, higher costs of fruit production and fuel, and ongoing weakness in the global economy,” said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer at Fresh Del Monte Produce. “We believe that our continued success will be driven by our relentless focus on executing a solid strategy that strikes a balance between expanding our global competitive position and delivering long-term shareholder value through product and packaging innovation and improvements in operating efficiencies.”

Net sales for the second quarter of 2010 increased $21.6 million to $1.0 billion, compared with $978.4 million in the prior year’s second quarter. The increase in net sales was primarily the result of significantly higher banana sales volume in the Company’s Middle East and North America regions, and higher sales volume in the Company’s gold pineapple product line. These gains were partially offset by lower net sales in the Company’s other products and services and planned lower sales volume in the Company’s melon product line.

Gross profit for the quarter decreased to $91.5 million, compared with gross profit of $108.1 million in the second quarter of 2009, excluding other charges, net for both periods. The decrease in gross profit was primarily due to lower banana and gold pineapple selling prices; increased fruit production and procurement costs, primarily due to lower production volume as a result of adverse weather conditions in the Company’s Guatemala banana production areas; and higher fuel costs.

Operating income for the quarter decreased to $51.6 million, compared with $67.5 million in the second quarter of 2009, excluding asset impairment and other charges, net for both periods. The decrease in operating income was primarily the result of decreased gross profit.

Net income for the quarter was $52.6 million, compared with $70.4 million in the second quarter of 2009, excluding asset impairment and other charges, net for both periods. The decrease in net income was primarily due to lower operating income and foreign exchange losses.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data) - (Unaudited)

		Quarter ended		Six months ended

	Income Statement:	July 2,	June 26,	July 2,	June 26,
		2010	2009	2010	2009
	Net sales	$1,000.0	$978.4	$1,943.1	$1,858.1
	Cost of products sold	908.5	870.3	1,752.8	1,666.2
	Other charges (1)	8.5	17.1	9.5	17.1
	Gross profit	83.0	91.0	180.8	174.8

	Selling, general and administrative expenses	43.0	42.4	85.0	79.3
	Gain on sales of property, plant and equipment	3.1	1.8	3.4	1.9
	Asset impairment and other charges, net (2)	23.0	1.1	24.0	1.5
	Operating income	20.1	49.3	75.2	95.9

	Interest expense, net	2.8	3.2	6.0	5.7
	Other (expense) income, net	(0.6)	3.2	(9.6)	(2.8)

	Income before income taxes	16.7	49.3	59.6	87.4

	Provision for (benefit from) income taxes	(4.5)	(3.6)	1.5	(1.0)
	Net income	$21.2	$52.9	$58.1	$88.4

	Less: Net income attributable to noncontrolling interests	0.1	0.7	0.8	1.3
	Net income attributable to Fresh Del Monte Produce Inc.	$21.1	$52.2	$57.3	$87.1

	Net income per ordinary share attributable to Fresh Del Monte Produce Inc. - Basic	$0.34	$0.82	$0.91	$1.37

	Net income per ordinary share attributable to Fresh Del Monte Produce Inc. - Diluted	$0.34	$0.82	$0.91	$1.37

	Weighted average number of ordinary shares:
	Basic	61,880,666	63,553,211	62,727,426	63,553,211
	Diluted	62,048,263	63,559,309	62,883,663	63,603,524

	Selected Income Statement Data:
	Depreciation and amortization	$19.8	$21.4	$39.7	$42.1

	Non-GAAP Measures:
	Reported net income per share - Diluted	$0.34	$0.82	$0.91	$1.37
	Other charges (1)	0.14	0.27	0.15	0.27
	Asset impairment and other charges, net (2)	0.37	0.02	0.38	0.02
	Adjusted net income per share - Diluted (3)	$0.85	$1.11	$1.44	$1.66

	Reported gross profit	$83.0	$91.0	$180.8	$174.8
	Other charges (1)	8.5	17.1	9.5	17.1
	Adjusted gross profit (3)	$91.5	$108.1	$190.3	$191.9

(1)	Other charges for the second quarter of 2010 related principally to the write-off of inventory as a result of flood damage to our Guatemala banana farms and exit activities in Brazil. Other charges for the first six months of 2010 related principally to the write-off of inventory as a result of damage caused by the February earthquake in Chile and floods in our Guatemala banana farms and exit activities in Brazil. Other charges for the second quarter and first six months of 2009 related to exit activities in Brazil.

(2)	Asset impairment and other charges, net, for the second quarter of 2010 related principally to exit activities in South Africa and Brazil and flood damage to our Guatemala banana farms. Asset impairment and other charges, net for the first six months of 2010 related principally to damage caused by the February earthquake in Chile and floods in our Guatemala banana farms and exit activities in South Africa and Brazil. Asset impairment and other charges, net for the second quarter of 2009 related principally to exit activities in Brazil. Asset impairment and other charges, net, for the first six months of 2009 related principally to exit activities in Brazil and Hawaii and an impairment of an intangible asset in the United Kingdom.

(3)	Management reviews adjusted net income, adjusted net income per share and adjusted gross profit and considers these measures relevant to investors because management believes they better represent the underlying business trends and performance of the Company.

Fresh Del Monte Produce Inc. and Subsidiaries
Business Segment Data
(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	July 2, 2010					June 26, 2009
Segment Data:
	Net Sales		Gross Profit (Loss)			Net Sales		Gross Profit (Loss)

Banana	$ 452.1	45%	$ 30.4	(1)	37%	$ 413.1	42%	$ 47.4		52%
Other Fresh Produce	447.8	45%	43.2	(2)	52%	445.9	46%	27.3	(3)	30%
Prepared Food	89.8	9%	10.9		13%	85.7	9%	16.9		19%
Other Products and Services	10.3	1%	(1.5)		-2%	33.7	3%	(0.6)		-1%
Total	$ 1,000.0	100%	$ 83.0		100%	$ 978.4	100%	$ 91.0		100%

	Six months ended
	July 2, 2010					June 26, 2009
Segment Data:
	Net Sales		Gross Profit			Net Sales		Gross Profit

Banana	$ 854.9	44%	$ 48.9	(1)	27%	$ 774.6	42%	$ 91.0		52%
Other Fresh Produce	887.3	46%	107.9	(2)	60%	865.1	46%	54.9	(3)	31%
Prepared Food	172.7	9%	23.6		13%	162.5	9%	27.9		16%
Other Products and Services	28.2	1%	0.4		0%	55.9	3%	1.0		1%
Total	$ 1,943.1	100%	$ 180.8		100%	$ 1,858.1	100%	$ 174.8		100%

	Quarter ended					Six months ended

Net Sales by Geographic Region:	July 2, 2010		June 26, 2009			July 2, 2010		June 26, 2009

North America	$ 475.9	48%	$ 464.5		48%	$ 974.9	50%	$ 913.4		49%
Europe	262.3	26%	283.2		29%	505.5	26%	518.3		28%
Asia	132.5	13%	135.3		14%	225.5	12%	240.2		13%
Middle East	113.3	11%	72.6		7%	199.6	10%	133.8		7%
Other	16.0	2%	22.8		2%	37.6	2%	52.4		3%
Total	$ 1,000.0	100%	$ 978.4		100%	$ 1,943.1	100%	$ 1,858.1		100%

(1) Banana gross profit for the quarter and six months ended July 2, 2010 included charges of $2.9 million related to the write-off of inventory and other costs as a result of flood damage to our Guatemala Banana farms.

(2) Other fresh produce gross profit for the quarter ended July 2, 2010 included charges of $5.6 million principally related to the write-off of inventory as a result of exit activities in Brazil. Other fresh produce gross profit for the six months ended July 2, 2010 included charges of $6.6 million principally related to the write-off of inventory as a result of damage caused by the February earthquake in Chile and exit activities in Brazil.

(3) Other fresh produce gross profit for the quarter and six months ended June 26, 2009 included charges of $17.1 million related to the write-down of growing crop inventory resulting from our decision to discontinue pineapple planting in Brazil.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)

	Six months ended
	July 2,	June 26,
	2010	2009
Operating activities:
Net income	$58.1	$88.4
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	39.7	42.1
Amortization of debt issuance costs	1.1	2.1
Asset impairment charges	23.4	2.8
Gain on sales of property, plant and equipment	(3.4)	(1.9)
Foreign currency translation adjustment	(8.8)	4.5
Other changes	0.9	(0.5)
Changes in operating assets and liabilities:
Receivables	(13.4)	24.0
Inventories	55.3	47.2
Prepaid expenses and other current assets	(6.4)	0.4
Accounts payable and accrued expenses	22.5	(2.4)
Other noncurrent assets and liabilities	(10.0)	4.3
Net cash provided by operating activities	159.0	211.0

Investing activities:
Capital expenditures	(28.8)	(44.1)
Proceeds from sales of property, plant and equipment	5.9	7.3
Return of investment by unconsolidated company	4.2	-
Net cash used in investing activities	(18.7)	(36.8)

Financing activities:
Net payments on long-term debt	(107.0)	(186.0)
Contributions from noncontrolling interests	1.5	8.5
Proceeds from stock options exercised	0.2	-
Repurchase of shares	(49.7)	-
Net cash used in financing activities	(155.0)	(177.5)

Effect of exchange rate changes on cash	6.7	2.4

Net decrease in cash and cash equivalents	(8.0)	(0.9)
Cash and cash equivalents, beginning	34.5	27.6
Cash and cash equivalents, ending	$26.5	$26.7

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	July 2,	January 1,
	2010	2010

Assets
Current assets:
Cash and cash equivalents	$26.5	$34.5
Trade accounts receivable, net	331.6	309.8
Other accounts receivables, net	56.8	65.2
Inventories	381.4	436.9
Other current assets	72.1	54.0
Total current assets	868.4	900.4

Investment in and advances to unconsolidated companies	4.7	10.4
Property, plant and equipment, net	1,039.7	1,068.5
Goodwill	404.1	409.0
Other noncurrent assets	208.0	207.7
Total assets	$2,524.9	$2,596.0

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$347.8	$316.9
Current portion of long-term debt and capital lease obligations	5.1	4.9
Other current liabilities	32.1	35.5
Total current liabilities	385.0	357.3

Long-term debt and capital lease obligations	210.9	320.3
Other noncurrent liabilities	223.1	223.2
Total liabilities	819.0	900.8

Total Fresh Del Monte Produce Inc. shareholders' equity	1,681.8	1,673.1
Noncontrolling interests	24.1	22.1
Total shareholders' equity	1,705.9	1,695.2
Total liabilities and shareholders' equity	$2,524.9	$2,596.0

Selected Balance Sheet Data:
Working capital	$483.4	$543.1
Total Debt	$216.0	$325.2

Second Quarter 2010 Business Segment Performance

(As reported in business segment data)

Bananas

Net sales increased 9% to $452.1 million for the quarter compared to the prior year period. The increase was primarily driven by higher net sales in the Company’s Middle East and North America regions. Volume increased 14%. Worldwide pricing decreased $0.65, or 4%, to $14.49 per unit. Gross profit decreased 36% to $30.4 million due to lower selling prices in the Company’s Europe, Middle East and Asia regions and unfavorable exchange rates in Europe. Excluding asset impairment and other charges, net related to flood damage in the Company’s Guatemala production areas, gross profit decreased $14.1 million to $33.3 million in the second quarter of 2010, compared with $47.4 million in the prior year period. Unit costs were in line with the prior year period.

Other Fresh Produce

Net sales for the quarter increased $1.9 million compared to the prior year period, with higher net sales in the Company’s gold pineapple product line, offset by lower net sales in the Company’s melon and avocado product lines. As reported, gross profit increased $15.9 million to $43.2 million, compared with $27.3 million in 2009. Excluding other charges, associated with exit activities in the Company’s Brazil operations for both periods, gross profit increased $4.4 million for the second quarter of 2010. The increase was primarily attributable to higher selling prices in the Company’s grape product line and lower costs in the Company’s non-tropical product line, partially offset by lower selling prices in the Company’s gold pineapple product line, and higher fruit production and procurement costs, along with increased fuel costs.

  Gold pineapple – Net sales increased 12% to $142.8 million. Volume increased 20% due to unseasonal climatic changes in the Company’s production areas in Costa Rica. Pricing decreased 7%. Unit cost was 3% higher, excluding other charges.
  Melon – Net sales decreased 23% to $54.6 million. Volume decreased 25% due to the Company’s continued volume reduction strategy. Pricing increased 2%. Unit cost was 4% higher, excluding other charges.
  Fresh-cut – Net sales were consistent with the prior year period. Volume decreased 4%. Pricing increased 5%. Unit cost was 5% higher.
  Non-tropical – Net sales decreased 3% to $93.5 million. Volume decreased 1%. Pricing decreased 2%. Unit cost was 12% lower.
  Tomato – Net sales decreased 10% to $30.5 million. Volume decreased 13%. Pricing increased 3%. Unit cost was 5% higher.

Prepared Food

Net sales increased 5% to $89.8 million during the second quarter of 2010, compared to the prior year period. Gross profit for the quarter was $10.9 million, compared with $16.9 million in the second quarter of 2009, primarily due to higher production costs.

Other Products and Services

Net sales decreased to $10.3 million for the quarter, compared with $33.7 million in the second quarter of 2009. The decrease in net sales was attributable to planned reductions in the Company’s Argentine grain and third-party freight businesses. Gross profit was a loss of $1.5 million, compared with a loss of $0.6 million in the prior year period.

Cash Flows

Net cash provided by operating activities for the first six months of 2010 was $159.0 million, compared with $211.0 million in the same period of 2009. The decrease was principally attributable to lower net income and higher accounts receivable balances, principally the result of higher sales, partially offset by lower inventory and higher accounts payable levels.

Total Debt

Total debt decreased from $325.2 million at the end of 2009 to $216.0 million at the end of the second quarter of 2010.

Conference Call and Web Cast Data

Fresh Del Monte will host a conference call and simultaneous web cast at 11:00 a.m. Eastern Time today to discuss the second quarter 2010 financial results and to review the Company’s progress and outlook. The Web cast can be accessed on the Company’s Investor Relations home page at www.freshdelmonte.com. The call will be available for re-broadcast on the Company’s Web site approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

Forward-looking Information

This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions). The Company’s plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the uncertain global economic environment and the timing and strength of a recovery in the markets the Company serves, and the extent to which adverse economic conditions continue to affect the Company’s sales volume and results, including its ability to command premium prices for certain of its principal products, or increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the Company’s anticipated cash needs in light of its liquidity, (iv) the continued ability of the Company’s distributors and suppliers to have access to sufficient liquidity to fund their operations, (v) trends and other factors affecting the Company’s financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as the Company’s, particularly as consumers remain price-conscious in the current economic environment; anticipated price and expense levels; the impact of crop disease, severe weather conditions, such as the recent severe weather in Guatemala, or natural disasters, such as the recent earthquake in Chile, on crop quality and yields and on the Company’s ability to grow, procure or export its products; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (vi) the impact of pricing and other actions by the Company’s competitors, particularly during periods of low consumer confidence and spending levels, (vii) the impact of foreign currency fluctuations, (viii) the Company’s plans for expansion of its business (including through acquisitions) and cost savings, (ix) the Company’s ability to successfully integrate acquisitions into its operations, (x) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xi) the timing and cost of resolution of pending legal and environmental proceedings, (xii) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with the Company’s tax audits, and (xiii) the cost and other implications of changes in regulations applicable to its business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change. All forward-looking statements in this report are based on information available to us on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. – “Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K for the year ended January 1, 2010 along with other reports that the Company has on file with the Securities and Exchange Commission.

CONTACT:
Fresh Del Monte Produce Inc.
Christine Cannella, Assistant Vice President, Investor Relations, 305-520-8433
www.freshdelmonte.com